Exhibit 10.5

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) amends the executive employment agreement dated as of April 23, 2021 (“Agreement”), by and between Waitr Holdings Inc., a Delaware corporation (the “Company”) and Leo Bogdanov (“Executive”), and is effective the 23rd day of August, 2021 (“Effective Date”).

WHEREAS, the Company and Executive desire to amend the Agreement to reflect increased compensation as detailed herein;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Amendment of Section 4.1.  Section 4.1 of the Agreement is hereby amended to add the following sentence:

Commencing on the Effective Date, the Base Salary shall increase to $320,000 per year.

2.Amendments to Section 5.  The second sentence of the introductory paragraph of Section 5 is amended and restated as set forth below:

Except as set forth in 5.7 below, upon the Termination Date, Executive shall not be entitled to any additional compensation and benefits from the Company or any of its affiliates post-Termination Date (as defined below).

A new section 5.7 is added to the Agreement as follows:

5.7  Termination Within 12 months of Effective Date.  Notwithstanding anything to the contrary in Section 5, in the event that the Termination Date occurs within 12 months from the Effective Date, the Company will pay Executive, within 15 days of the Termination Date, an amount equal to $100,000 less 31.25% of the Base Salary paid to Executive since the Effective Date.

3.No Other Amendments.  Except as set forth in Sections 1 and 2 of this Amendment, the Agreement shall remain in full force and effect as currently in effect and, by execution of this Amendment, each party re-affirms the provisions and terms of the employment relationship set forth in the Agreement (as amended by this Amendment).

4.Severability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

5.Counterparts.  This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

6.Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

7.Defined Terms.  Defined terms used in this Amendment shall have the meaning ascribed to them herein or in the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the Effective Date.

Waitr Holdings, Inc.

By: /s/ Carl Grimstad

Carl Grimstad, Chief Executive Officer

Executive

/s/ Leo Bogdanov

Leo Bogdanov

2